Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL-YEAR

2015 RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 28, 2016 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2015 results:  In the fourth quarter 2015, revenues were $31.3 million, compared to $35.4 million in the comparable prior year quarter, a decrease of $4.1 million, or 11.6%.  Revenues from the Company’s lime and limestone operations in the fourth quarter 2015 decreased $3.5 million, or 10.3%, to $30.8 million from $34.3 million in the comparable 2014 quarter, while revenues from its natural gas interests decreased $0.6 million, or 53.1%, to $0.5 million from $1.1 million in the comparable prior year quarter.  For the full-year 2015, revenues were $130.8 million, compared to $149.8 million in 2014, a decrease of $19.0 million, or 12.7%.  Revenues from the Company’s lime and limestone operations for the full-year 2015 decreased $16.2 million, or 11.2%, to $128.4 million from $144.6 million in 2014, while revenues from its natural gas interests decreased $2.8 million, or 53.6%, to $2.4 million from $5.3 million in the prior year.

The decrease in lime and limestone revenues in the fourth quarter 2015, compared to the fourth quarter 2014, resulted primarily from decreased sales volumes due to decreased demand for the Company’s lime and limestone products, principally from its steel,  environmental and oil and gas services customers, partially offset by increased demand from its construction customers.  The decrease in lime and limestone revenues for the full-year 2015, compared to 2014, resulted primarily from decreased demand from the Company’s oil and gas services, steel and industrial customers.  In addition, lime and limestone sales for the full-year 2014 included lime sales to another lime producer for delivery to its customers.  Average prices realized for the Company’s lime and limestone products in the 2015 periods were slightly higher compared to the 2014 periods.

Production volumes from the Company’s natural gas interests in the fourth quarter 2015 totaled 171 thousand MCF, sold at an average price of $2.91 per MCF, compared to 199 thousand MCF, sold at an average price of $5.32 per MCF, in the comparable 2014 quarter.  Production volumes for the full-year 2015 from natural gas interests totaled 718 thousand MCF, sold at an average price of $3.41 per MCF, compared to 2014 when 840 thousand MCF was produced and sold at an average price of $6.28 per MCF.  The Company’s 2015 average prices per MCF were lower than the prior year’s average prices primarily due to decreases in natural gas and natural gas liquids prices.

The Company’s gross profit was $5.5 million in the fourth quarter 2015, compared to $7.9 million in the comparable 2014 quarter, a decrease of $2.4 million, or 30.7%. Gross profit for the full-year 2015 was $28.7 million, a decrease of $8.1 million, or 22.0%, from $36.8 million in 2014.

Included in gross profit in the fourth quarter and full-year 2015 were $5.6 million and $28.4 million, respectively, from the Company’s lime and limestone operations, compared to $7.3 million and $34.0 million, respectively, in the comparable 2014 periods.  The decreased gross profit in the 2015 periods, compared to the comparable 2014 periods, resulted primarily from the decreased revenues discussed above, partially offset by lower energy costs as well as less discretionary outside contractor stripping costs in the Company’s quarries.

Gross profit from the Company’s natural gas interests were a loss of $0.1 million and a profit of $0.3 million in the fourth quarter and full-year 2015, respectively, compared to profits of $0.6 million and $2.8 million, respectively, in the comparable 2014 periods.  The decreased gross profit for the Company’s natural gas interests resulted primarily from the decreased revenues discussed above.  Also, the loss in the fourth quarter 2015 was due to increased non-cash depletion in the quarter required based on lower reserve estimates in the reserve report prepared as of December 31,

2015, compared to the December 31, 2014 reserve report, resulting from lower prices for natural gas and natural gas liquids during 2015.

Interest expense in the fourth quarter 2015 decreased $0.3 million, or 81.0%, compared to the fourth quarter 2014, primarily as a result of the Company’s repayment of the $15.4 million then-outstanding balance of its term loans in the second quarter 2015.  Interest expense decreased $0.5 million, or 32.2%, for the full-year 2015 compared to 2014 primarily as a result of the repayment of debt.

During the second quarter 2015, the Company terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in a second quarter expense of $0.9 million ($0.6 million, net of tax benefit), included in other (income) expense, net for the full-year 2015, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Pension Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $2.3 million ($0.41 per share diluted) in the fourth quarter 2015, compared to net income of $3.7 million ($0.67 per share diluted) in the fourth quarter 2014, a decrease of $1.4 million, or 38.7%.  In the full-year 2015, net income decreased by $6.5 million, or 33.5%, to $12.9 million ($2.30 per share diluted), compared to $19.4 million ($3.47 per share diluted) in 2014.

In December 2015, the Company commenced a share repurchase program to purchase up to $10,000,000 of its common stock.  Pursuant to that program, the Company repurchased 3,086 shares in December at a weighted-average price of $54.79 per share.  In 2016, through January 27, 2016, the Company repurchased 21,211 shares at a weighted-average price of $54.95 per share.

“In the fourth quarter, we saw demand for our lime and limestone products increase from our construction customers, which is also carrying into 2016,” said Timothy W. Byrne, President and Chief Executive Officer.  “Our continuing strong cash flows and balance sheet enabled us to repay our term loans and terminate the pension plan in the second quarter 2015, initiate a share repurchase program in December 2015 and continue to pay cash dividends.”

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on March 18, 2016 to shareholders of record at the close of business on February 26, 2016.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
INCOME STATEMENTS

Revenues
Lime and limestone operations	$30,797	$34,341	$128,390	$144,567
Natural gas interests	497	1,060	2,447	5,274
Total	$31,294	$35,401	$130,837	$149,841

Gross profit
Lime and limestone operations	$5,575	$7,321	$28,400	$33,958
Natural gas interests	(105)	572	314	2,833
Total	$5,470	$7,893	$28,714	$36,791
Operating profit	$3,108	$5,428	$19,086	$27,322
Interest expense	67	353	1,036	1,529
Other (income) expense, net	(82)	(86)	569	(129)
Income tax expense	837	1,430	4,595	6,555
Net income	$2,286	$3,731	$12,886	$19,367

Income per share of common stock:
Basic	$0.41	$0.67	$2.30	$3.47
Diluted	$0.41	$0.67	$2.30	$3.47
Weighted-average shares outstanding:
Basic	5,600	5,582	5,599	5,579
Diluted	5,603	5,593	5,604	5,589
Cash dividends per share of common stock	$0.125	$0.125	$0.500	$0.500

			December 31,	December 31,
			2015	2014
BALANCE SHEETS
Assets:
Current assets			$91,961	$91,762
Property, plant and equipment, net			104,378	108,513
Other assets, net			160	145
Total assets			$196,499	$200,420
Liabilities and Stockholders’ Equity:
Current installments of debt			$—	$16,667
Other current liabilities			8,742	8,298
Deferred tax liabilities, net			19,184	19,259
Other liabilities			1,946	1,505
Stockholders’ equity			166,627	154,691
Total liabilities and stockholders’ equity			$196,499	$200,420

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